Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE QUARTER AND YEAR ENDED FEBRUARY 28, 2022,

SETS RECORD DATE FOR ANNUAL SHAREHOLDER MEETING

Midlothian, TX. April 25, 2022 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter and fiscal year ended February 28, 2022. Highlights include:

•
Revenues were $99.7 million for the quarter, an increase of $9.8 million or 10.9% for the comparative quarter and $400.0 million for the fiscal year, an increase of $42.0 million, or 11.7% for the comparative fiscal year.
•
Earnings per diluted share for the current quarter were $0.26 compared to $0.20 for the comparative quarter last year. Earnings per diluted share were $1.11 for the fiscal year as compared to $0.93 for the last fiscal year.
•
Our gross profit margin for the quarter decreased on a comparative quarter basis from 29.6% to 27.5%. Gross profit margin was 28.7% for the fiscal year compared to 29.0% for the prior fiscal year.

Financial Overview

The Company’s revenues for the fourth quarter ended February 28, 2022 were $99.7 million compared to $89.9 million for the same quarter last year, an increase of 10.8%. Gross profit margin was $27.4 million, or 27.5%, as compared to $26.6 million, or 29.6% for the same quarter last year. Net earnings for the quarter were $6.6 million, or $0.26 per diluted share as compared to $5.1 million, or $0.20 per diluted share for the same quarter last year. Quarterly results were impacted by a pension settlement charge related to a large amount of lump-sum distributions paid to retirees. A pension settlement charge of $0.3 million impacted quarterly results by $0.01 per share as compared to a settlement charge of $1.6 million impacting the same quarter last year by $0.04 per share.

The Company’s revenues for the fiscal year ended February 28, 2022 were $400.0 million compared to $358.0 million for the prior fiscal year, an increase of 11.7%. Gross profit margin was $114.7 million, or 28.7%, as compared to $103.8 million, or 29.0% for the prior fiscal year. Net earnings for the fiscal year were $28.9 million or $1.11 per diluted share, compared to $24.1 million, or $0.93 per diluted share for the prior fiscal year. A pension settlement charge of $1.1 million impacted the current fiscal year results by $0.03 per share as compared to a settlement charge of $1.6 million for the prior fiscal year impacting the results by $0.05 per share.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Our fourth quarter operational performance was within expectations. Our recent acquisitions added approximately $4.1 million in revenues and $0.01 in diluted earnings per share for the quarter and $23.9 million in revenues and $0.08 in diluted earnings per share for the fiscal year compared to the corresponding prior quarter and year respectively. While we experienced increased demand for our products during the fiscal year, we were confronted with rising raw material and logistics costs, delayed delivery times, and labor shortages, all of which continued throughout the year.

“The U.S. Bureau of Labor Statistics reported "the unemployment rate declined to 3.6 percent in March, and the number of unemployed persons decreased to 6.0 million which are measures little different from prior to the coronavirus (COVID-19) pandemic. Wages and salaries increased 5.0 percent for the 12-month period ending in December 2021 compared to 2.8 percent in December 2020." Our labor force declined in number of employees since last fiscal year by 4.7%, but our total cost of labor has increased 10.6%. Paper supply has grown more limited and due to tight demand and supply, there has been a tremendous amount of upward pressure on prices. Uncoated papers are up over 20% from last year, and likely to move up and stay at those levels through next year. Coated papers are up over 25% from last year with further price increases likely. Paper mills are now operating at a very high capacity, but are basically producing to fill orders rather than stock inventory and are struggling to achieve that goal of restocking. While the availability of paper in the North American market is tighter than it has been in a long time, our strong vendor relationship with our paper supplier allows us to meet customer demand for their business product needs. In addition to increases in labor and paper costs, there have been unprecedented price increases for other materials used in our production processes. We have been adjusting our pricing to cover inflation during the year to minimize the negative impact inflation otherwise would have had on our gross profit margin.

“Despite the supply and labor issues and continuing challenges of the pandemic, net income improved for the quarter and fiscal year compared to the prior year and our EBITDA margin was consistent in the low to mid 15% range. We consolidated a few of our underperforming manufacturing facilities into existing locations with excess capacity to reduce future costs and improve our operational efficiency. These additional costs incurred impacted the current year approximately $1.8 million or $0.05 in diluted earnings per share.

“We believe we have one of the strongest balance sheets in the industry, with no debt and significant cash. To eliminate the associated maintenance fees and covenants that restrict our operations even when a credit line is unused, we opted to not renew our long term bank line of credit which expired in November 2021. Our profitability and strong financial condition will allow us to continue operations and fund acquisitions without incurring debt. Given those strengths, we also anticipate timely access to credit should larger acquisition opportunities materialize. We increased our share repurchase activity during the quarter and are focused on delivering profitability and returns to our shareholders.”

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization). The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three and twelve months ended February 28, 2022 and February 28, 2021 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Twelve months ended
	February 28,	February 28,	February 28,	February 28,
	2022	2021	2022	2021
Net earnings	$6,655	$5,125	$28,982	$24,094
Income tax expense	3,393	2,528	12,962	9,193
Interest expense	2	3	9	11
Depreciation and amortization	4,888	4,770	18,777	18,037
EBITDA (non-GAAP)	$14,938	$12,426	$60,730	$51,335
% of sales	15.0%	13.8%	15.2%	14.3%

In Other News

The 2022 Annual Meeting of Shareholders will be held on July 14, 2022, with a record date of May 16, 2022.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the severity and duration of the COVID-19 pandemic and related economic repercussions, the erosion of demand for our printer business documents as the result of digital technologies, risks or uncertainties related to the completion and integration of acquisitions, the limited number of available suppliers and variability in the prices of paper and other raw materials, and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and potential plant closures. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2021 and its Quarterly Reports on Form 10-Q for the quarters ended May 31, 2021, August 31, 2021 and November 30, 2021. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Chief Financial Officer

Mr. Dan Gus, General Counsel and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Unaudited Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

	Three months ended		Twelve months ended
Condensed Consolidated Operating Results	February 28,		February 28,
	2022	2021	2022	2021
Revenues	$99,665	$89,922	$400,014	$357,973
Cost of goods sold	72,229	63,306	285,291	254,207
Gross profit margin	27,436	26,616	114,723	103,766
Operating expenses	16,891	17,088	71,139	67,865
Operating income	10,545	9,528	43,584	35,901
Other (income) expense	497	1,875	1,640	2,614
Earnings before income taxes	10,048	7,653	41,944	33,287
Income tax expense	3,393	2,528	12,962	9,193
Net earnings	$6,655	$5,125	$28,982	$24,094

Weighted average common shares outstanding
Basic	25,935,882	25,991,640	26,026,477	25,995,127
Diluted	25,935,882	25,991,640	26,109,341	25,995,127

Earnings per share
Basic	$0.26	$0.20	$1.11	$0.93
Diluted	$0.26	$0.20	$1.11	$0.93

			February 28,	February 28,
Condensed Consolidated Balance Sheet Information			2022	2021
Assets
Current Assets
Cash			$85,606	$75,190
Accounts receivable, net			39,022	37,891
Inventories, net			38,538	32,906
Other			1,863	2,087
Total Current Assets			165,029	148,074
Property, plant & equipment, net			53,633	55,384
Operating lease right-of-use assets			15,544	19,187
Goodwill and intangible assets			134,246	141,359
Other			392	384
Total Assets			$368,844	$364,388
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$16,678	$14,759
Accrued expenses			15,422	14,955
Current portion of operating lease liabilities			5,090	5,338
Total Current Liabilities			37,190	35,052
Long-term debt			—	—
Other non-current liabilities			27,839	28,787
Total liabilities			65,029	63,839
Shareholders' Equity			303,815	300,549
Total Liabilities and Shareholders' Equity			$368,844	$364,388

			Twelve months ended
			February 28,
Condensed Consolidated Cash Flow Information			2022	2021
Cash provided by operating activities			$50,678	$52,817
Cash used in investing activities			(10,052)	(21,183)
Cash used in financing activities			(30,210)	(24,702)
Change in cash			10,416	6,932
Cash at beginning of period			75,190	68,258
Cash at end of period			$85,606	$75,190